Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated June 25, 2026, relating to the financial statements of Anterix Inc. and subsidiaries appearing in the Annual Report on Form 10-K of Anterix Inc for the year ended March 31, 2026.

/s/ DELOITTE & TOUCHE LLP

Morristown, New Jersey

August 20, 2026